Exhibit 10.1

NETAPP, INC.

AMENDMENT NO.      TO

[AMENDED AND RESTATED] CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amendment No.     (this “Amendment”) to that certain [Amended and Restated] Change of Control Severance Agreement[, as amended] (the “Agreement”), effective as of [                      ], by and between NetApp, Inc. (the “Company”) and [                      ] (“Executive”), is made and entered into effective as of July 14, 2012. All capitalized terms that are used in this Amendment but not defined in this Amendment shall have the respective meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, the Initial Term of the Agreement is set to expire on [                   ]; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the extension of the Initial Term to June 15, 2015.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Amendment to Section 1.    Section 1 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

“1.      Term of Agreement.  This Agreement will have an initial term commencing on the Effective Date and ending on June 15, 2015 (the “Initial Term”). Thereafter, this Agreement will renew automatically for an additional one (1) year term (the “Additional Term”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing sentence, if a Change of Control occurs at any time during either the Initial Term or an Additional Term, the term of this Agreement will extend automatically through date that is twelve (12) months following the effective date of the Change of Control. If Executive becomes entitled to severance benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.”

2.      Amendment to [Section 9(e)].  [Section 9(e)]1 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

“(e).   Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, without limitation, the Addendum to Stock Option Agreement applicable to any stock option award of Executive. For the avoidance of doubt, this Agreement shall not be deemed to supersede or affect any benefit entitlements vested as of the date of the Executive’s termination of employment pursuant to written terms of any Company employee benefit plan, including without limitation the Company’s Executive Retiree Medical Plan. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.”

3.      Full Force and Effect.  Except as expressly amended or modified by this Amendment, the Agreement shall remain in full force and effect.

4.      Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

1 Section 8(e) in the case of Mr. Warmenhoven, and Section 9(e) in all other cases.

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date set forth in the first paragraph hereof.

COMPANY	NETAPP, INC.

By:

Name:

Title:

EXECUTIVE	By:

Name:

Title:

3